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Exhibit 10.33

SECURITIES EXCHANGE AGREEMENT

by and among

NESS TECHNOLOGIES, INC.

and

the persons listed on Schedule A hereto

dated as of

December 27, 2002

i

ii

SECURITIES EXCHANGE AGREEMENT

        THIS SECURITIES EXCHANGE AGREEMENT (this "Agreement") is made as of December 27, 2002, among Ness Technologies, Inc., a Delaware corporation ("Tech") and the Persons listed on Schedule A hereto (each a "Stockholder" and, collectively, the "Stockholders") each of whom is a stockholder of Ness U.S.A. Inc., a Delaware corporation ("USA").

RECITALS

        A.    Each of the Stockholders is a holder of shares ("USA Shares") of the Common Stock, par value $0.001 per share, of USA ("USA Common Stock").

        B.    The parties hereto wish to provide for the issuance of shares ("Tech Shares") of the Common Stock, par value $0.01 per share, of Tech ("Tech Common Stock") to the Stockholders in exchange for the USA Shares held by the Stockholders at a rate of 1 Tech Share for each 3.59 USA Shares, in a transaction intended to qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

        C.    The issuance of Tech Shares in exchange for USA Shares pursuant to this Agreement is intended to qualify for exemption under Rule 506 promulgated under the Securities Act and Section 4(2) of the Securities Act.

        NOW, THEREFORE, in consideration of the premises and the mutual promises set forth below, Tech and the Stockholders agree as follows:

ARTICLE I
TRANSFER OF USA SHARES

        Section 1.1    Transfer of USA Shares.    Subject to the terms and conditions of this Agreement, on the Closing Date, each Stockholder shall sell, assign and transfer to Tech free and clear of all Liens, and Tech agrees to acquire from each Stockholder, all of the USA Shares owned by such Stockholder.

ARTICLE II
ISSUANCE OF TECH SHARES

        Section 2.1    Issuance of Tech Shares.    Subject to the terms and conditions of this Agreement, at the Closing, Tech shall issue to each Stockholder 1 fully paid and non-assessable Tech Share for each 3.59 USA Shares sold, assigned and transferred to Tech by such Stockholder.

        Section 2.2    Exchange of Share Certificates.    At the Closing, each Stockholder shall deliver to Tech the certificate or certificates representing the USA Shares held by it, together with duly executed stock powers acceptable to Tech, and Tech shall issue to such Stockholder a certificate or certificates evidencing the number of Tech Shares required by the terms of this Agreement to be issued to such Stockholder in respect of such USA Shares.

ARTICLE III
DEFINITIONS

        Section 3.1    Certain Defined Terms.    As used herein, the following terms shall have the following meanings (all terms defined in this Section 3.1 or in other provisions of this Agreement in the singular having the same meanings when used in the plural and vice versa):

        "Affiliate" of a Person, means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.

        "Balance Sheet" shall mean the balance sheet of the relevant entity as of the Balance Sheet Date.

        "Balance Sheet Date" shall have the meaning ascribed thereto in Section 6.7 hereof.

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

        "Class B Stock" shall have the meaning ascribed thereto in Section 6.6 hereof.

        "Class C Stock" shall have the meaning ascribed thereto in Section 6.6 hereof.

        "Closing" shall have the meaning ascribed thereto in Section 4.1 hereof.

        "Closing Date" shall have the meaning ascribed thereto in Section 4.1 hereof.

        "Code" shall have the meaning ascribed thereto in the Recitals to this Agreement.

        "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

        "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "GAAP" shall have the meaning ascribed thereto in Section 6.7.

        "Governmental Approval" shall mean any Consent of, with or to any Governmental Authority.

        "Governmental Authority" means any federal, state, regional, county, city, municipal or local government, whether foreign or domestic, or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing, including, without limitation, courts, public utilities and sewer authorities.

        "Intellectual Property" shall mean all of the following, owned or used in the business of the relevant entity or any of its Subsidiaries: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction for the foregoing; (v) database rights; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) computer software, software systems and all other information systems used in the relevant business, without limitation, all computer software used in the relevant business on personal computers by employees or any relevant Subsidiaries; (ix) books and records describing or used in connection with any of the foregoing; and (x) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

        "IRS" shall mean the United States Internal Revenue Service.

        "Lien" shall mean any mortgage, pledge, hypothecation, claim, assessment, security interest, preemptive right, lease, sublease, license, lien, conditional sale contract, title retention contract, adverse claim or interest, easement, encroachment, title defect, voting trust agreement, option, charge, right of first refusal or other encumbrance or restriction of any kind, or rights of others or other contract to give any of the foregoing.

        "Material Adverse Change" shall mean any change that would result in a Material Adverse Effect.

        "Material Adverse Effect" shall mean any event, occurrence, fact, condition or effect that is materially adverse to (i) the business, operations, prospects, condition (financial or otherwise), properties, net assets or liabilities of the relevant entity, or (ii) the transactions contemplated by the Transaction Documents, or the rights and obligations of the relevant entity in respect thereof.

        "Permitted Transferee" shall mean (i) any corporation, partnership or limited liability company all or substantially all of the outstanding securities and other interests of which are owned by Tech, (ii) any Person that owns, directly or indirectly, all or substantially all of the outstanding securities and other interests of Tech or (iii) any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Tech.

        "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, other business organization, trust, union, association or Governmental Authority or other entity.

        "Principal Subsidiary" shall have the meaning ascribed thereto in Section 6.3 hereof.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Seller Offeror's Notice" shall have the meaning ascribed thereto in Section 8.3(f) hereof.

        "Subsidiary" shall mean, as to any Person, a corporation, company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or persons performing similar functions) of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries.

        "Tandowski" shall mean Ben Tandowski.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, transfer, sales and use, value added, withholding, payroll, excise, gross receipts, profits, business license, social security and capital gains taxes), charges, levies, imposts and assessments, including all interest, penalties and additions imposed with respect to such amounts including, without limitation, any liability for taxes as a transferee or successor, by contract or otherwise.

        "Tax Returns" shall have the meaning ascribed thereto in Section 6.10 hereof.

        "Tech" shall have the meaning ascribed thereto in the preamble to this Agreement.

        "Tech Common Stock" shall have the meaning ascribed thereto in the Recitals hereto.

        "Tech Contract" shall have the meaning ascribed thereto in Section 6.15 hereof.

        "Tech Financial Statements" shall have the meaning ascribed thereto in Section 6.7 hereof.

        "Tech Organizational Documents" shall have the meaning ascribed thereto in Section 6.2 hereof.

        "Tech Securities" shall mean any capital stock of Tech or options, warrants or other convertible securities to acquire capital stock of Tech and capital stock of Tech acquired upon the exercise of any such options, warrants or other convertible securities.

        "Tech Shares" shall have the meaning ascribed thereto in the Recitals hereto.

        "Third Party" shall mean any Person other than a Permitted Transferee.

        "Third Party Action" shall have the meaning ascribed thereto in Section 12.2 hereof.

        "Third Party Terms" shall have the meaning ascribed thereto in Section 8.3(f) hereof.

        "Transaction Documents" shall mean this Agreement, the stock powers to be delivered in connection with the transfer of USA Shares and all other agreements and documents executed or delivered by any of the parties hereto in connection with the transactions contemplated by this Agreement.

        "Transfer" shall have the meaning ascribed thereto in Section 7.4(a) hereof.

        "USA" shall have the meaning ascribed thereto in the preamble to this Agreement.

        "USA Assets" shall the mean all of the business, rights, claims and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) owned by USA (including, without limitation, the right to receive mail and other communications and shipments of merchandise to USA and the right to use the name "Ness U.S.A. Inc." and any derivation or modification thereof).

        "USA Common Stock" shall have the meaning ascribed thereto in the Recitals hereto.

        "USA Shares" shall have the meaning ascribed thereto in the Recitals hereto.

ARTICLE IV
CLOSING

        Section 4.1    Closing Date.    The closing (the "Closing") of the transfer of USA Shares to Tech in exchange for the issuance of Tech Shares pursuant to this Agreement shall take place at 10:00 A.M. local time on the first Business Day following the date that all of the conditions set forth in Article X shall have been satisfied or waived, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, NY 10022, or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is herein sometimes referred to as the "Closing Date."

ARTICLE V
[RESERVED]

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF TECH

        Tech represents and warrants to each of the Stockholders, as of the date hereof and as of the Closing Date, as follows:

        Section 6.1    Authorization.    Tech has the full corporate power, legal right and authority to execute and deliver the Transaction Documents to which it is a party, and all other agreements and documents to be executed and delivered by it in connection herewith, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All necessary corporate action has been taken by Tech with respect to the execution, delivery, and performance of the Transaction Documents to which it is a party and each of the transactions and agreements contemplated hereby and thereby. No other corporate action (including stockholder approval) is necessary to authorize such execution, delivery and performance of the Transaction Documents, and upon such execution and delivery of each of the Transaction Documents to which it is a party shall constitute the valid and binding obligation of Tech, enforceable against Tech in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity. Tech has authorized the issuance and delivery of the Tech Shares in accordance with this Agreement.

        Section 6.2    Corporate Organization.

        (a)   Tech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. True, correct and complete copies of the Certificate of Incorporation, and the Bylaws of Tech, as each is amended and in effect as of the date hereof (collectively, the "Tech Organizational Documents") have been delivered to the Stockholders on or before the Closing Date.

        (b)   Tech has all requisite corporate power and authority and has all necessary approvals, licenses, permits and authorizations to own its properties and to carry on its business in all material respects as now conducted.

        (c)   Tech has filed all necessary documents to qualify to do business as a foreign corporation in, and Tech is in good standing under the laws of, each jurisdiction in which the conduct of Tech's business or the nature of the property owned requires such qualification, except where the failure to so qualify would not reasonably be expected to have a material effect on Tech's ability to conduct its business.

        Section 6.3    Subsidiaries.    Except as set forth on the Ness Technologies, Inc. Disclosure Schedules annexed to this Agreement (the "Tech Disclosure Schedules"), Tech has no Subsidiaries and no interests or investments in any partnership, trust or other entity or organization. Each Subsidiary of Tech listed on the Tech Disclosure Schedules and identified thereon as a principal Subsidiary (each a "Principal Subsidiary") and each other Subsidiary of Tech has been duly incorporated and, to the best knowledge of Tech or any of its Subsidiaries is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be so registered, qualified or authorized in a foreign jurisdiction would not reasonably be expected to have a material effect on Tech's ability to conduct its business. Except as set forth on Tech Disclosure Schedules, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by Tech free and clear of any Liens.

        Section 6.4    No Conflicts.    Neither the execution and delivery of the Transaction Documents by Tech nor the consummation by Tech of the transactions contemplated hereby nor compliance by Tech with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Tech Organizational Documents, (ii) result in a violation in any material respect or breach of, or constitute a default under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, lease, agreement or other instrument or obligation to which Tech or any of its Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) violate any material order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Tech or any of its Subsidiaries.

        Section 6.5    Consents and Approvals.    Except as set forth on the Tech Disclosure Schedules, the execution and delivery by Tech of the Transaction Documents, the performance by Tech of its obligations hereunder and thereunder and the consummation by Tech of the transactions contemplated hereby and thereby do not require Tech or any of its Subsidiaries to obtain any Consent, approval or action of, or make any filing with or give any notice to, any Person; and those Consents that have been obtained which are final and not subject to review on appeal or to collateral attack, are in full force and effect.

        Section 6.6    Capitalization.

        (a)    On the date hereof, the authorized capital stock of Tech consists of 31,500,000 shares of Tech Common Stock and 8,500,000 shares of preferred stock, par value $0.01 per share, of which 4,676,986 shares have been designated as "Class B Convertible Preferred Stock" (the "Class B Stock") and 3,500,000 have been designated as "Class C Preferred Stock" (the "Class C Stock"). The issued and outstanding shares of capital stock of Tech consist of 12,801,293 shares of Tech Common Stock, 4,676,986 shares of Class B Stock and 3,352,654 Shares of Class C Stock, as well as such options, warrants and convertible securities, as listed on the Tech Disclosure Schedules. The capitalization of each of the Principal Subsidiaries consists of such shares of capital stock, as well as such options, warrants and convertible securities, as are listed on the Tech Disclosure Schedules, and are held of record by the Persons and in the amounts set forth on the Tech Disclosure Schedules.

        (b)    All the outstanding shares of capital stock of Tech have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom. Upon issuance, sale and delivery as contemplated by the Transaction Documents, the Tech Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Tech and free and clear of all Liens.

        (c)    Except for the conversion rights which attach to the warrants, options and convertible securities which are listed, or the options which may be granted pursuant to the stock option plans listed, on the Tech Disclosure Schedules and to the Class B Stock and the Class C Stock, on the Closing Date there will be no shares of Tech Common Stock or any other equity security of Tech or any Subsidiary issuable upon conversion or exchange of any security of Tech or any Subsidiary nor will there be any rights, options or warrants outstanding or other agreements to acquire securities of Tech or any Subsidiary nor will Tech or any Subsidiary be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. Except as set forth on the Tech Disclosure Schedules, no stockholder of Tech or any Subsidiary is entitled to any preemptive or similar rights to subscribe for shares of capital stock of Tech or any Subsidiary.

        Section 6.7    Financial Statements.    Tech has delivered to the Stockholders the audited consolidated financial statements of Tech and its Subsidiaries as at and for the year ended December 31, 2001, and unaudited financial statements for the six (6) months ended June 30, 2002 (the "Balance Sheet Date"), including a balance sheet and statements of operations, stockholders equity and cash flows, which fairly present the financial condition of Tech and its Subsidiaries as at, and the results of operations and changes in financial position of Tech and its Subsidiaries for, (i) the year ended December 31, 2001 and (ii) subject to normal year-end adjustments, the six months ended on the Balance Sheet Date (collectively, the "Tech Financial Statements"). The Tech Financial Statements including the schedules and notes thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved and with each other, except as set forth in such financial statements.

        Section 6.8    Absence of Undisclosed Liabilities.    Except as disclosed on the Tech Disclosure Schedules, neither Tech nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Tech or any of its Subsidiaries) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to Closing, and including, without limitation, unfunded past service liabilities under any pension, severance, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business, none of which (individually or in the aggregate) would exceed $500,000 in the aggregate.

        Section 6.9    Absence of Changes or Events.    Except as set forth on the Tech Disclosure Schedules, since December 31, 2001 there has been no (a) Material Adverse Change from that reflected in the Tech Financial Statements, (b) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Tech, (c) issuance by Tech of capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock (other than the rights granted to the Stockholders hereunder or as set forth on the Tech Disclosure Schedules), (d) material loss, destruction or damage to any property of Tech or any Subsidiary, whether or not insured, (e) acceleration or prepayment of any indebtedness for borrowed money or the refunding of any such indebtedness, (f) material labor disputes involving Tech or any Subsidiary or any change in their personnel or, to the best knowledge of Tech or any of its Subsidiaries after reasonable inquiry of their senior managers, the terms and conditions of employment, (g) waiver in any material respect of any valuable right, (h) loan or extension of credit to any officer or employee of Tech or any Subsidiary, (i) acquisition or disposition of any material assets (or any contract or arrangement therefor), or (j) agreement, whether in writing by Tech or otherwise, to do any of the foregoing.

        Section 6.10    Tax Matters.    Except as disclosed on the Tech Disclosure Schedules:

        (a)   (i) Tech and its Subsidiaries have correctly prepared and properly filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax returns, reports, information returns, certifications and forms ("Tax Returns") required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all Taxes due and payable have been timely paid in full or will be timely paid in full by Tech and its Subsidiaries by the due date thereof, (iii) no Tax Liens have been filed with respect to any property, business or asset of Tech and its Subsidiaries, and (iv) no claims are being asserted with respect to any Taxes. There are no pending or, to the knowledge of Tech, threatened foreign, federal or state Tax investigations or audits of any Tax Returns applicable to Tech and its Subsidiaries or their businesses.

        (b)   There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed with respect to Tech and its Subsidiaries or their businesses, and no extension of time within which to file any Tax Return has been requested, which Tax Return has not yet been filed.

        (c)   Taxes of Tech and its Subsidiaries have been reserved against and such reserves are sufficient for the payment of all accrued and unpaid Taxes, whenever payable, due by or assessed on such Tech Balance Sheet.

        (d)   Tech has no plan or intention to reacquire any of the Tech Shares issued in this transaction.

        (e)   Tech has no plan or intention to liquidate USA; to merge USA into another corporation; to cause USA to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the USA Shares acquired pursuant to this Agreement, except for transfers described in Section 368(a)(2)(C) of the Code.

        (f)    Tech will acquire USA Shares solely in exchange for voting stock of Tech.

        Section 6.11    Title to Tangible Assets.    Except as disclosed on the Tech Disclosure Schedules, Tech and its Subsidiaries have good and marketable title to their properties and assets and good and marketable title to all their leasehold estates, in each case free and clear of all Liens, other than Liens resulting from taxes which have not yet become delinquent and other statutory liens and minor liens and encumbrances which do not in any case detract from the value of the property subject thereto or impair the operations of Tech and its Subsidiaries and which have not arisen otherwise than in the ordinary course of business.

        Section 6.12    Accounts Receivable and Payable.    Tech and its Subsidiaries have collected their accounts receivable and paid their accounts payable in the ordinary course. All of Tech's and its Subsidiaries' accounts receivable are bona fide accounts receivable that arose in the ordinary course of business for goods delivered or services rendered or to be rendered, constitute only valid, undisputed claims, and are not subject to counterclaims or setoffs in excess of reserves, except for counterclaims or setoffs which would not reasonably be expected to have a Material Adverse Effect.

        Section 6.13    Loss Contracts.    All of Tech's and its Subsidiaries contracts which are anticipated to result in losses are adequately reserved for on the Tech Balance Sheet in accordance with GAAP, except for contracts which are anticipated to result in losses which would not reasonably be expected to have a Material Adverse Effect.

        Section 6.14    Revenue Recognition.    The amounts reflected on the Tech Financial Statements and to be reflected on the books and records of Tech as of the Closing Date as revenues in respect of work that is not fully completed are, and will be, accurate and are not subject to adjustment upon completion of such work, subject to appropriate reserves previously recorded, except for adjustments which would not reasonably be expected to have a Material Adverse Effect.

        Section 6.15    Contracts.    Neither Tech nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under, is in violation (or would be in violation with notice or lapse of time, or both) of, or has otherwise breached, any material indenture, note, credit agreement, loan document, lease, license or other agreement (collectively, a "Tech Contract"), whether or not such default has been waived. Each Tech Contract is in full force and effect and is enforceable by and binding upon Tech and/or its Subsidiaries in accordance with its terms. There are no material unresolved disputes involving Tech or any of its Subsidiaries under any Tech Contract.

        Section 6.16    Litigation.    The Tech Disclosure Schedules set forth a list of legal actions and claims, and all legal, administrative, arbitration and other proceedings and investigations (whether federal, state, local or foreign) pending or, to the best knowledge of Tech or any of its Subsidiaries, threatened against or affecting Tech or any of its Subsidiaries or any of their respective properties, assets or businesses, including, without limitation, any which (i) seek injunctive relief, (ii) claim any damages in excess of $500,000, or (iii) relate to the transactions contemplated by the Transaction Documents. Neither Tech nor any of its Subsidiaries is aware of any facts, which would reasonably be expected to form the basis of any material claim, proceeding, lawsuit, investigation or other action. Neither Tech nor any of its Subsidiaries is subject to or in default under any judgment, order or decree of any court or Governmental Authority applicable to them, or any of their properties, assets, operations or businesses. Neither Tech nor its Subsidiaries has received any inquiry from any Governmental Authority regarding the transactions contemplated by the Transaction Documents.

        Section 6.17    Compliance with Law.    Except as set forth on the Tech Disclosure Schedules, neither Tech nor any of its Subsidiaries is in violation of any material laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws, rules or regulations issued by or pertaining to the Israeli Ministry of Defense, any foreign country or any state, political subdivision or any agency thereof, or any Governmental Authority or relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause their current operations or properties to comply with any such laws, ordinances, governmental rules or regulations. Neither Tech nor any of its Subsidiaries has received notice of any formal or informal complaint or order filed against Tech or any of its Subsidiaries alleging any non-compliance by Tech or any of its Subsidiaries with respect to any such laws, statutes, orders, permits, ordinances, rules, regulations, writs, judgments, decrees, injunctions or orders.

        Section 6.18    Licenses; Permits.    Tech and its Subsidiaries have all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of their property or to the conduct of their respective businesses. All such material licenses, permits or authorizations of Tech and its Subsidiaries are validly held by Tech and/or its Subsidiaries, and they have complied in all material respects with all requirements in connection therewith, and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby. All material licenses, permits and authorizations issued or granted by Governmental Authorities which are necessary or desirable for the conduct of Tech's and its Subsidiaries' businesses and which are held in the name of any employee, officer, director, shareholder, agent, Affiliate or other representative of Tech or any of its Subsidiaries shall be deemed included under this warranty. Neither Tech nor any Subsidiary has finally been denied any application for any such material licenses, permits, franchises or other governmental authorizations necessary to its businesses.

        Section 6.19    Intellectual Property.

        (a)   Tech and its Subsidiaries own or have the right to use, free and clear of all Liens and other encumbrances or claims of any nature, all material Intellectual Property or rights thereto necessary for the conduct of the businesses conducted and proposed to be conducted by them. To the best knowledge of Tech and its Subsidiaries, all of their respective Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid.

        (b)   Neither Tech nor any of its Subsidiaries is in violation in any material respect of any license, sublicense or agreement described in the Tech Disclosure Schedules. As a result of the execution and delivery of this Agreement or the performance of Tech's obligations hereunder, Tech shall not be in violation in any material respect of any license, sublicense or agreement described in such schedule.

        (c)   Except as expressly set forth in the Tech Disclosure Schedules and to the best knowledge of Tech and its Subsidiaries, no other Person has any rights with respect to any of the Intellectual Property of Tech and its Subsidiaries, nor is any Consent or approval of any third party needed to fully utilize and exploit the Intellectual Property of Tech and its Subsidiaries as presently configured.

        (d)   No claims with respect to the Intellectual Property of Tech and its Subsidiaries have been asserted against Tech or any of its Subsidiaries, or, to their knowledge, are threatened by any Person, and they know of no claims (i) to the effect that Tech or any of its Subsidiaries infringes any copyright, patent, trade secret, or other Intellectual Property of any third party or violates any license or agreement with any third party, (ii) contesting the right of Tech or any of its Subsidiaries to use, sell, license or dispose of any of their Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of their Intellectual Property.

        (e)   To the best knowledge of Tech and its Subsidiaries, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of their Intellectual Property by any third party. Neither Tech nor any of its Subsidiaries has been sued as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other Intellectual Property of any third party. Neither Tech nor any of its Subsidiaries has any infringement liability with respect to any material patent, trademark, service mark, copyright or other Intellectual Property of any third party.

        (f)    No Intellectual Property of Tech or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Tech or any of its Subsidiaries. Neither Tech nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property of any third party, except in the ordinary course of business. Neither Tech nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of their Intellectual Property. To the best knowledge of Tech and its Subsidiaries, Tech and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property developed or owned by them.

        (g)   Except as set forth in the Tech Disclosure Schedules, no Person has an agreement with Tech or any of its Subsidiaries which provides such Person with a license to use or the right to acquire a license to use any future version of any product based on Tech's or its Subsidiaries' Intellectual Property or any product based on their Intellectual Property that is under development, and no agreement to which Tech or any of its Subsidiaries is a party will restrict Tech or its Subsidiaries from charging customers for any such new version or product.

        (h)   None of Tech's or its Subsidiaries' Intellectual Property used by them in the conduct of their businesses will be adversely effected in any respect by the transactions contemplated by the Transaction Documents.

        Section 6.20    Registration Rights.    Except as set forth on the Tech Disclosure Schedules, neither Tech nor any of its Subsidiaries will, as of the Closing Date, be under any obligation to register any of its securities under the Securities Act or similar foreign law.

        Section 6.21    Exchange Act Registration.    None of Tech's securities are registered, or are required to be registered, under Section 12 of the Exchange Act.

        Section 6.22    Private Offering.    Neither Tech nor anyone acting on its behalf has sold or has offered for sale any Tech Shares to, or solicited offers to buy Tech Shares from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than USA and the Stockholders, in any manner that would require registration under the Securities Act or any similar foreign law. Neither Tech nor anyone acting on its behalf shall offer Tech Shares for issue or sale to, or solicit any offer to acquire any of the same from anyone so as to bring the issuance and sale of Tech Shares pursuant to this Agreement, or any part thereof, within the provisions of Section 5 of the Securities Act or similar foreign law. Based, in part, upon the representations of the Stockholders set forth in Article VII hereof, the offer, issuance and sale of Tech Shares pursuant to this Agreement are and will be exempt from the registration and prospectus delivery requirements of the Securities Act or similar foreign law, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

        Section 6.23    Insurance.    Tech and its properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and business of Tech. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

        Section 6.24    No Brokers.    Neither Tech nor any of its Subsidiaries has entered into, nor will they enter into any agreement, arrangement or understanding with any Person which will result in the obligation of Tech or any of its Subsidiaries to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of Tech or any of its Subsidiaries and Tech agrees to indemnify and hold the Stockholders harmless against any costs or damages incurred as a result of any such claim.

        Section 6.25    lIlegal or Unauthorized Payments; Political Contributions.    Neither Tech nor any of its Subsidiaries nor, to the best of Tech's or any such Subsidiary's knowledge, any of the officers, directors, employees, agents or other representatives of Tech or any of its Subsidiaries or any other business entity or enterprise with which Tech or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Tech or any of its Subsidiaries.

        Section 6.26    Valuation.    Tech has received a valuation from Ernst & Young (Israel) Ltd. ("E&Y") relating to a valuation of the business of USA (the "Valuation"). A true and complete copy of the Valuation has been delivered to the Stockholders and such Valuation has not been withdrawn, revoked or modified in any respect. Tech has made available to the Stockholders all material (including without limitation financial projections) provided to E&Y by or on behalf of Tech or any of its Subsidiaries in connection with E&Y's preparation of the Valuation.

        Section 6.27    Disclosure.    This Agreement, the schedules furnished contemporaneously herewith, and the other agreements, documents, certificates or written statements furnished or to be furnished to the Stockholders through the Closing Date by or on behalf of Tech pursuant to this Agreement and in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which is known to Tech and which has not been disclosed herein or otherwise by Tech to the Stockholders which may materially adversely affect the business, properties, assets or condition, financial or otherwise, of Tech and its Subsidiaries taken as a whole.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE
STOCKHOLDERS

        Each of the Stockholders, severally, but not jointly, represents and warrants to, and covenants and agrees with, Tech as of the date hereof and as of the Closing Date, as follows:

        Section 7.1    Ownership of USA Shares.    Such Stockholder is the sole legal and beneficial owner of the USA Shares to be transferred by him to Tech hereunder, and such Stockholder owns such USA Shares, and upon the transfer of such USA Shares to Tech pursuant to this Agreement Tech will acquire such USA Shares, free and clear of all Liens.

        Section 7.2    Acquisition of Tech Shares.

        (a)   Such Stockholder is of full age and has all requisite legal right, capacity, power and authority to enter into this Agreement and to perform its obligations hereunder without the need for the Consent of any other Person and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with the terms hereof, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Tech Shares to be acquired hereunder are being acquired by such Stockholder for investment, and not with a view to any distribution thereof within the meaning of the Securities Act or the applicable securities laws of any state and such Stockholder will not distribute such Tech Shares in violation of the Securities Act or the applicable securities laws of any state.

        (b)   Such Stockholder understands that the Tech Shares to be acquired by it hereunder have not been and will not be registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

        (c)   Such Stockholder is as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Tech Shares.

        (d)   Such Stockholder is financially able to hold the Tech Shares for long-term investment and recognizes that there are substantial risks involved in the acquisition of the Tech Shares.

        (e)   Such Stockholder understands that no public market now exists for any of the securities issued by Tech and that Tech has made no assurances that a public market will ever exist for Tech's securities.

        (f)    Such Stockholder has had an opportunity to discuss Tech's business, management, and financial affairs with Tech's management, and to ask questions of representatives of Tech, which questions were answered to its satisfaction. The foregoing, however, does not limit or modify the representations and warranties of Tech in Article VI of this Agreement or the right of the Stockholders to rely thereon.

        (g)   Such Stockholder has had the opportunity to review with its own tax advisors the federal, state, local and foreign tax consequences of this investment in Tech Shares and the transactions contemplated by the Transaction Documents and has relied solely on such advisors and not on any statements or representations of Tech or any of its agents. Such Stockholder understands that it (and not Tech) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Transaction Documents. The foregoing, however, does not limit or modify the representations and warranties of Tech in Article VI of this Agreement or the tax opinion provided to the Stockholders by Olshan Grundman Frome Rosenzweig & Wolosky LLP or the right of the Stockholders to rely thereon.

        (h)   Such Stockholder understands the risks inherent in investing in Tech Shares and has reviewed and understands the risk factors and other information set forth in the Business Summary and Disclosure Statement of Tech, a copy of which has been previously delivered to such Stockholder.

        Section 7.3    Legend.    Such Stockholder acknowledges that the certificates for the Tech Shares shall bear a legend substantially as follows until (i) such securities shall have been registered under the Securities Act and effectively been disposed of in accordance with an effective registration statement thereunder or (ii) in the opinion of counsel reasonably acceptable to the Company such securities may be sold without registration under the Securities Act as well as any applicable "Blue Sky" or state securities laws:

        "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, SUPPORTED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED."

        Section 7.4    Transfer Restrictions.

        (a)   Restrictions.    No Tech Securities held by any of the Stockholders may be sold, assigned, transferred, given away or in any way disposed of (any of the foregoing being hereinafter referred to as a "Transfer") unless:

          (i)    the Person in whose favor such Transfer is made (other than the Company or the underwriters or other purchasers in a public offering registered under the Securities Act) (x) is a Stockholder Permitted Transferee (as defined below) and has delivered to the Company a written agreement that the Tech Securities to be Transferred remain subject to the terms of this Agreement and that such Stockholder Permitted Transferee is bound hereby or (y) is being Transferred Tech Securities pursuant to the provisions of Section 7.5 hereof. For purposes of this Agreement, "Stockholder Permitted Transferee" with respect to a Stockholder shall mean (A) the guardian, conservator, heir or estate of the Stockholder, (B) any corporation, partnership or limited liability company all or substantially all of the outstanding securities and other interests of which are owned by the Stockholder, (C) any member of the immediate family (i.e., spouse and children) of the Stockholder, and (D) any trust each of the beneficiaries of which, or partnership each of the partners of which, is the Stockholder or a member of the immediate family of the Stockholder;

          (ii)   such Transfer shall be made (A) pursuant to an effective registration under the Securities Act or an exemption from the registration requirements thereof and (B) in accordance with applicable state law and the terms of this Agreement; and

          (iii)  prior to any such Transfer, the Stockholder proposing to make such Transfer shall give Tech (A) written notice describing the manner and circumstances of the proposed Transfer and (B) if reasonably requested by Tech, a written opinion in form and substance reasonably satisfactory to Tech of legal counsel reasonably satisfactory to Tech to the effect that the proposed Transfer may be effected without registration under the Securities Act or any applicable state law.

Any attempted Transfer other than in accordance with this Agreement shall be null and void, and Tech shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of the Tech Securities pursuant to any such Transfer.

        (b)   Mechanics of Transfer.    Any Holder that Transfers Tech Securities shall (i) take all such actions and execute and deliver all such documents as may be necessary or reasonably requested by Tech in order to consummate the Transfer of such Tech Securities and (ii) pay to Tech such amounts as may be required for any applicable stock transfer taxes.

        (c)   Pledge and Hypothecation Prohibited.    No Stockholder shall in any manner pledge, hypothecate or encumber his, her or its Tech Securities in favor of any Person, or grant options with respect to his, her or its Securities to any Person, without the prior written consent of the Board of Directors of Tech and Tandowski (so long as he holds any Tech Securities).

        Section 7.5    Tech Right of First Refusal.    If any Stockholder (a "Selling Party") shall desire to Transfer any of its Tech Securities to any Person other than a Stockholder Permitted Transferee permitted by Section 7.4 hereof (such Person being referred to herein as a "Stockholder Third Party"), such Selling Party shall deliver to the Company written notice of the proposed transaction ("Stockholder Offeror's Notice") no less than twenty (20) days prior to the expected date of such Transfer, which shall set forth the name and address of the Stockholder Third Party, accompanied by a copy of a binding bona fide offer to purchase such Tech Securities signed by such Third Party and setting forth the terms of the proposed transaction. A Stockholder Offeror's Notice shall be deemed an offer by such Selling Party to Tech, which may be accepted, in whole or in part, within fifteen (15) days of the receipt of such Stockholder Offeror's Notice, to Transfer such Tech Securities to Tech on the same terms and conditions and at the same price at which such Selling Party is proposing to Transfer such Tech Securities to such Stockholder Third Party (the "Stockholder Third Party Terms"), provided, however, that, if the Stockholder Third Party Terms involve a unique consideration that Tech is unable to deliver, the Board of Directors of Tech shall determine, in good faith and on a reasonable basis, the fair market value of such consideration and such fair market value shall be the price offered to Tech, payable in cash. The purchase of any such Tech Securities by Tech shall be settled within twenty (20) days after the date of the acceptance of the offer and the purchase price shall be paid to the Selling Party on the same terms and conditions as contained in the Stockholder Offeror's Notice. If Tech does not timely, or elects not to, accept the offer set forth in the Stockholder Offeror's Notice to purchase all of such Tech Securities, then the Selling Party shall have the right for ninety (90) days to transfer such Tech Securities to the Stockholder Third Party on the Stockholder Third Party Terms without further notice to Tech, but after such ninety (90) day period, no such transfer may be made without again giving notice to Tech of the proposed Transfer as required by, and otherwise complying with, the requirements of this Section 7.5.

ARTICLE VIII
COVENANTS

        Section 8.1    Mutual Covenants of Tech and the Stockholders.

        (a)   Supplemental Disclosure.    Each of the Stockholders and Tech shall have the continuing obligation until the Closing promptly to notify the other party in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in this Agreement or the Schedules or other attachments annexed hereto; provided, however, that, for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by such other party.

        (b)   Compliance.    Between the date hereof and the Closing, the Stockholders who are also employees of USA shall use their reasonable business judgment, in good faith, and within the scope of their employment to cause USA to comply, on the one hand, and Tech will comply, on the other hand, in all material respects with all applicable laws, statutes, rules, regulations, ordinances or other pronouncements having the effect of law in the United States, any foreign country or any domestic or foreign state, any city or other political subdivision, or of any Governmental Authority and any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each case whether preliminary or final) applicable to each of USA and Tech and their respective businesses and assets.

        (c)   Further Actions.

          (i)    Each of the Stockholders severally, but not jointly, agrees to use good faith efforts, and Tech agrees to use commercially reasonable efforts, to take all actions and do all things necessary, proper or advisable for such Stockholder or Tech, respectively, to consummate the transactions contemplated hereby by the Closing Date.

          (ii)   Each of the Stockholders who are also employees of USA severally, but not jointly, agrees to use good faith efforts, and Tech shall use commercially reasonable efforts, to obtain prior to the Closing Date all approvals, authorizations and Consents of all third Persons and all permits which are necessary for such Stockholder or Tech, respectively, to consummate of the transactions contemplated hereby.

        (d)   Public Announcements.    Prior to the Closing and except as required by applicable law, neither Tech, on the one hand, nor any of the Stockholders, on the other hand, shall, nor shall it, as the case may be, permit any Affiliate to, issue or cause the publication of any press release or other public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

        (e)   Further Assurances.    Following the Closing Date, each of the Stockholders and Tech shall, and shall cause each of its Affiliates, as the case may be, to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in the Transaction Documents and render effective the consummation of the transactions contemplated hereby and thereby.

        (f)    Tax Treatment.    Tech shall file, and shall cause USA to file, as part of their respective Tax Returns for the taxable year that includes the Closing Date a complete statement of the transactions contemplated by this Agreement in accordance with Treasury Regulation section 1.368-3(a). Unless otherwise required by law, each party to this transaction shall treat the transactions contemplated by this Agreement as a reorganization for federal and state income tax purposes, and no party shall take any position inconsistent therewith. Tech shall keep and maintain permanent records in accordance with Treasury Regulation section 1.368-3(c).

        Section 8.2    Covenants of the Stockholders.

        (a)   Except as otherwise expressly permitted or required by this Agreement, during the period from the date hereof to the Closing Date, each of the Stockholders severally, but not jointly, shall not (i) take any action that is reasonably likely to result in a breach of any representation, warranty, covenant or agreement of such Stockholder or (ii) agree in writing or otherwise to take any such action.

        (b)   Access.    Between the date hereof and the Closing, the Stockholders who are also employees of USA shall not object to Tech and its employees, counsel and accountants and other representatives being given reasonable access, during normal business hours and upon reasonable notice, to USA's personnel, suppliers and customers, properties, books and records. Prior to Closing, each of Tech and

Tech's agents and representatives shall have the right, but not the obligation, to review all records and documents of USA to determine whether USA is and has been in compliance with all applicable laws, and the Stockholders who are also employees of USA shall cooperate and reasonably assist such agents and representatives with such document review.

        Section 8.3    Covenants of Tech.

        (a)   USA Board Representation.    Following the Closing, Tandowski shall continue as a director of USA and shall remain a director of USA until the earlier of (i) two years from the Closing Date or (ii) if Tandowski is terminated for cause or resigns other than for good reason, such time as he is no longer an employee of USA.

        (b)   Continuation of Historic Business.    Following the transactions contemplated by this Agreement, Tech will cause USA to continue the historic business of USA or use a significant portion of USA's historic business assets in a business.

        (c)   Approval Rights.    Until the earlier of (i) two years from the Closing Date or (ii) if Tandowski is terminated for cause or resigns other than for good reason, such time as Tandowski is no longer an employee of USA, Tech shall cause USA to not, without the approval of the Board of Directors of USA and Tandowski, (a) sell, lease, exchange or transfer all or substantially all of its assets to any Person or (b) merge or consolidate with or into any Person with the result that the then existing stockholders of USA hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity in such transaction ordinarily having the right to vote in the election of directors, (c) purchase or acquire any assets of any Person unless such purchase or acquisition is in the ordinary course of business, (d) issue any additional USA Securities with the result that the stockholders of USA immediately prior to such issuance hold less than 50% of the combined voting power of the outstanding securities of USA ordinarily having the right to vote in the election of directors immediately after such issuance, or (e) enter into any business transaction or relationship with an Affiliate of USA other than loans from Affiliates on a basis comparable to previous loans from Affiliates.

        (d)   Piggy-back Registration Rights.    The Stockholders shall have the same piggy-back registration rights with respect to the Tech Shares acquired by them hereunder as are set forth in the Securities Purchase and Holders Agreement dated as of October 31, 2001 among Tech, USA and certain other persons party thereto.

        (e)   Tandowski Right of First Refusal.    Until the earlier of (i) two years from the Closing Date or (ii) if Tandowski is terminated for cause or resigns other than for good reason, such time as Tandowski is no longer an employee of USA, if Tech shall desire to Transfer any USA Securities held by it to a Third Party, the following provisions of this Section 8.3(f) shall apply. Tech shall deliver to Tandowski a written notice of the proposed transaction ("Seller Offeror's Notice") no less than twenty (20) days prior to the expected date of such transfer, which shall set forth the name and address of the Third Party, accompanied by a copy of a binding bona fide offer to purchase such USA Securities signed by such Third Party and setting forth the terms of the proposed transaction. A Seller Offeror's Notice shall be deemed an offer by Tech to Tandowski, which may be accepted, in whole or in part, within fifteen (15) days of the receipt of such Seller Offeror's Notice, to transfer such USA Securities to Tandowski on the same terms and conditions and at the same price at which Tech is proposing to transfer such USA Securities to such Third Party (the "Third Party Terms"), provided, however, that, if the Third Party Terms involve a unique consideration that Tandowski is unable to deliver, the Board of Directors of Tech shall determine, in good faith and on a reasonable basis, the fair market value of such consideration and such fair market value shall be the price offered to Tandowski, payable in cash. The purchase of any such USA Securities by Tandowski shall be settled within twenty (20) days after the date of the acceptance of the offer and the purchase price shall be paid to Tech on the same terms and conditions as contained in the Seller Offeror's Notice. If Tandowski does not timely, or elects not to, accept the offer set forth in the Seller Offeror's Notice to purchase all of such USA Securities, then Tech shall have the right for ninety (90) days to transfer the USA Securities to the Third Party on the Third Party Terms without further notice to Tandowski, but after such ninety (90) day period, no such transfer may be made without again giving notice to Tandowski of the proposed transfer as required by, and otherwise complying with, the requirements of this Section 8.3(f).

        (f)    No Action Letter.    As promptly as practicable after the Closing, but in no event later than 45 days following the Closing Date, Tech shall apply to the Securities and Exchange Commission (the "SEC") for a "no action letter" to the effect that the offer and issuance of Tech Shares in exchange for the USA Shares not held by Tech ("Remaining USA Shares"), at the same exchange rate as provided in this Agreement (and otherwise on substantially the same terms as provided in this Agreement with such modifications thereof as the SEC may require or Tech may determine are necessary or desirable in order to obtain such "no action letter"), may be effected without registration under the Securities Act and (ii) if such "no action letter" is granted, Tech shall offer to each holder of Remaining USA Shares to issue Tech Shares in exchange for the USA Shares held by such holder on the terms set forth above. If the SEC declines to grant such "no action letter," Tech covenants and agrees as follows:

          (i)    in the event that Tech (or any successor of Tech) becomes subject to the reporting requirements of the Exchange Act, Tech shall use commercially reasonable efforts, at the same time as or as soon as practicable after such time (A) to cause to be declared effective under the Securities Act a registration statement covering a sufficient number of shares of Tech Common Stock so as to enable Tech to acquire all of the Remaining USA Shares in accordance with the exchange ratio provided for in this Agreement and (B) to offer to exchange such shares of Tech Common Stock for the Remaining USA Shares pursuant to such registration statement and in accordance with such exchange ratio;

          (ii)   in the event that all or substantially all of the Tech Common Stock or assets of Tech are acquired (whether by means of a merger, asset purchase or other business combination) by another Person (a "Tech Sale") and the consideration paid by such Person is cash (or other property) and/or securities registered under the Securities Act, Tech shall use commercially reasonable efforts to cause such Person to purchase contemporaneously with the closing of the Tech Sale, the Remaining USA Shares from the holders thereof for an amount per share in cash (or other property) and/or securities equal to the consideration such holders would have received under the Tech Sale contract had the Remaining USA Shares been converted into shares of Tech Common Stock (in accordance with the exchange ratio provided for in this Agreement) immediately prior to the closing of the Tech Sale. Tech shall use commercially reasonable efforts to cause the Person formed by the business combination or resulting from the applicable merger or which acquires the applicable assets or Tech's equity, as the case may be, pursuant to such Tech Sale, to assume the obligations of Tech under this Agreement.

ARTICLE IX
OTHER AGREEMENTS

        Section 9.1    Fees and Expenses.    Whether or not the transactions contemplated herein are consummated, each of the Stockholders and Tech agrees that it shall bear all of the costs and expenses (including, without limitation, legal, accounting and investment banking fees and expenses) incurred by him, her or it, respectively, in connection with this Agreement and the transactions contemplated by the Transaction Documents.

        Section 9.2    Confidentiality.    As to the information and other material furnished under or in connection with the Transaction Documents (whether furnished before, on or after the date hereof) that constitutes or contains confidential business, financial or other information of Tech or any Subsidiary, on the one hand, or USA, on the other hand, each of the Stockholders and Tech covenants for itself and its directors and officers and that it will use due care to prevent its officers, directors, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives; provided, however, that each of the Stockholders and Tech may disclose or deliver any information or other material disclosed to or received by it should it be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order (in which case it shall inform the other party promptly of its receipt of such advice and shall use reasonable efforts to maintain the confidentiality of such information). In the event of any termination of this Agreement prior to the Closing Date, each of the Stockholders and Tech shall return to the other party all confidential material previously furnished to it or its officers, directors, partners, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 9.2, "due care" means at least the same level of care that Tech or the Stockholders would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

ARTICLE X
CONDITIONS TO CONSUMMATION OF TRANSACTION

        Section 10.1    Conditions to Obligations of Tech.    The obligations of Tech hereunder to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment, at or prior to the Closing, of the following conditions (all or any of which may be waived in writing in whole or in part by Tech in its sole discretion):

        (a)    Representations and Warranties, Covenants.    (i)    The representations and warranties of USA herein contained qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date, (ii) the Stockholders shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to Closing, and (iii) the Stockholders shall have executed and delivered to Tech a certificate, dated the Closing Date, in form and substance reasonably satisfactory to Tech, to the effect that the conditions set forth in Sections 10.1(a)(i) and (ii) have been satisfied.

        (b)    USA Documents.    The Stockholders shall have caused to be delivered to Tech, at or before the Closing, executed copies of the Transaction Documents and all other agreements and documents required to be delivered in connection herewith or therewith.

        (c)    No Change in Law.    There shall not have been any action, or any statute enacted, by any Governmental Authority which renders the parties unable to consummate the transactions contemplated by the Transaction Documents or makes the transactions contemplated by the Transaction

Documents illegal or prohibits, restricts or substantially delays the consummation of the transactions contemplated by the Transaction Documents.

        (d)    Delivery of Stock Certificates.    The Stockholders shall have delivered to Tech the Stock Certificates evidencing the USA shares being transferred hereunder and duly executed stock powers acceptable to Tech.

        (e)    Material Adverse Change.    No Material Adverse Change shall have occurred to USA since the date hereof.

        (f)    Percentage Ownership.    Tech shall, as a result of and following the Closing, own at least 80% of the outstanding USA Common Stock.

        (g)    Amendment of Securities Purchase and Holders Agreement.    The Securities Purchase and Holders Agreement dated as of October 31, 2001 by and among Tech, the Purchasing Parties (as defined therein) and USA shall have been amended to remove the vesting restrictions set forth therein in respect of the Employee Shares (as defined therein) and to terminate the obligations of the Stockholders thereunder.

        Section 10.2    Conditions to Obligations of the Stockholders.    The obligations of the Stockholders to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by the Stockholders in their sole discretion):

        (a)    Representations and Warranties; Covenants.    (i)    The representations and warranties of Tech herein contained qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date hereof and as of the Closing Date, (ii) Tech shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Tech at or prior to Closing, and (iii) Tech shall have delivered to a representative of the Stockholders a certificate of an authorized officer of Tech, dated the Closing Date, in form and substance reasonably satisfactory to such representative, to the effect that the conditions set forth in Sections 10.2(a)(i) and (ii) have been satisfied.

        (b)    Tech Documents.    Tech shall have caused to be delivered to a representative of the Stockholders, at or before the Closing, the following: (i) good standing certificates issued by the appropriate officials of the State of Delaware and of each jurisdiction in which Tech is qualified or registered to do business as a foreign corporation, (ii) a copy of the Tech Organizational Documents (with the certificate of incorporation certified by the Delaware Secretary of State's office), together with a certificate of the Secretary of Tech, dated as of the Closing Date, certifying as to the accuracy and completeness of such corporate documents, (iii) certified copies of resolutions duly adopted by the Board of Directors of Tech authorizing the execution, delivery and performance of the Transaction Documents and of all other documents and agreements to be executed and delivered by Tech in connection herewith and the consummation of the transactions contemplated hereby and thereby, (iv) such incumbency certificates relating to the officers of Tech as the Stockholders shall reasonably request, and (v) executed copies of this Agreement, and the other agreements and documents required to be delivered in connection herewith or therewith.

        (c)    No Change in Law.    There shall not have been any action, or any statute enacted, by any Governmental Authority which renders the parties unable to consummate the transactions contemplated by the Transaction Documents or makes the transactions contemplated by the Transaction Documents illegal or prohibits, restricts or substantially delays the consummation of the transactions contemplated by the Transaction Documents.

        (d)    Delivery of Stock Certificates.    Tech shall have delivered to the Stockholders the stock certificates evidencing the Tech Shares being issued hereunder.

        (e)    Legal Opinion.    The Stockholders shall have received an opinion from Olshan Grundman Frome Rosenzweig & Wolosky LLP that (i) Tech is a corporation validly existing and in good standing under the laws of the State of Delaware and (ii) the Tech Shares to be issued pursuant to this Agreement shall be validly issued, fully paid and non-assessable shares of Tech, when issued in accordance with the terms and conditions of this Agreement.

        (f)    Legal Opinion.    The Stockholders shall have received an opinion from Olshan Grundman Frome Rosenzweig & Wolosky LLP, dated the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Closing Date, for federal income tax purposes the transactions contemplated hereby shall qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code.

        (g)    Percentage Ownership.    Tech shall, as a result of and following the Closing, own at least 80% of the outstanding USA Common Stock.

        (h)    Amendment of Securities Purchase and Holders Agreement.    The Securities Purchase and Holders Agreement dated as of October 31, 2001 by and among Tech, the Purchasing Parties (as defined therein) and USA shall have been amended to remove the vesting restrictions set forth therein in respect of the Employee Shares (as defined therein) and to terminate the obligations of the Stockholders thereunder.

ARTICLE XI
TERMINATION

        Section 11.1    Termination.    This Agreement may be terminated by the parties hereto prior to the Closing Date, as provided below:

          (a)   Tech and Tandowski, on behalf of the Stockholders, may terminate this Agreement by mutual written consent;

          (b)   By either Tech, on the one hand, or Tandowski, on behalf of the Stockholders, on the other hand, if the transactions contemplated by this Agreement shall not have been consummated on or before January 31, 2003 (unless failure results primarily from a breach by such party or its Affiliates of any representation, warranty, covenant or agreement contained in this Agreement);

          (c)   By Tech if any condition precedent specified in Section 10.1 hereto becomes incapable of being fulfilled;

          (d)   By Tandowski, on behalf of the Stockholders, if any condition specified in Section 10.2 hereto becomes incapable of being fulfilled;

          (e)   By either Tech or Tandowski, on behalf of the Stockholders, if a court of competent jurisdiction or Governmental Authority shall have issued a final, non-appealable order, decree or ruling or taken or other action (which order, decree or ruling the parties thereto shall use their best efforts to lift), in either case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

        Section 11.2    Effect of Termination.    If this Agreement terminates pursuant to Section 11.1, all obligations of the parties hereunder shall terminate without any liability of any to the others (except for any liability of any party for willful breaches of this Agreement); provided that the provisions of Sections 9.1 and 9.2 shall survive such termination.

ARTICLE XII
INDEMNIFICATION

        Section 12.1    Indemnification.    Tech shall indemnify and hold harmless each of the Stockholders and their respective successors and assigns and the Stockholders shall, severally, but not jointly, indemnify and hold harmless Tech, its directors, officers, shareholders and employees and their respective successors and assigns (a party obligated to indemnify hereunder being referred to herein as an "Indemnifying Party" (treating the Stockholders as a group as a single Indemnifying Party) and parties entitled to indemnity hereunder being referred to herein, collectively, as "Indemnified Parties"), from and against and with respect to any and all actual loss, liability, obligation, damage, expense and cost (including, without limitation, reasonable attorneys' fees and other costs of defense) resulting from, based upon, arising out of or otherwise in respect of: (i) any breach of warranty or representation made by the Indemnifying Party herein or in the Transaction Documents or in any certificate or other instrument delivered by or on behalf of the Indemnifying Party pursuant hereto and (ii) any breach or default in the performance by the Indemnifying Party of any covenant or agreement of the Indemnifying Party contained herein or in the Transaction Documents or in any certificate or other instrument delivered by or on behalf of the Indemnifying Party pursuant hereto.

        Section 12.2    Indemnification Procedures.    The procedure for indemnification shall be as follows:

        (a)   The party claiming indemnification (the "Claimant") shall promptly give written notice to the Indemnifying Party of any pending or threatened claim, action, suit, investigation or proceeding brought by a third party (a "Third Party Action"), specifying (i) the factual basis for such claim, including copies of any documents relating to the claim, and (ii) the amount of the claim. Claimant shall give such notice within five (5) Business Days after written notice of the assertion or commencement thereof was given to Claimant, but failure to give timely notice shall not affect the indemnities given hereunder except to the extent that such failure results in actual material prejudice to the Indemnifying Party.

        (b)   If a Claimant gives notice to the Indemnifying Party of a Third Party Action, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Claimant and, after notice from the Indemnifying Party to the Claimant of its election to assume the defense thereof, except as provided below, the Indemnifying Party shall not be liable to such Claimant under this Section 12.2 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Claimant in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a Third Party Action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such Third Party Action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest, as reasonably determined by such counsel, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Claimant to represent the Claimant within a reasonable time after notice of the Third Party Action, or (iii) the Indemnifying Party shall authorize the Claimant to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant's written consent which consent shall not be unreasonably withheld unless (x) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Claimant and (y) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

        (c)   In the event any Claimant should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Action, the Claimant shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual material prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Claimant shall have the right to commence legal proceedings for the enforcement of its rights under this Article XII.

        (d)   The foregoing obligation to indemnify any Claimant shall be subject to each of the following limitations:

          (1)   No reimbursement for losses of any Claimant asserted against an Indemnifying Party shall be required unless and until the cumulative aggregate amount of such losses asserted against such Indemnifying Party by all Claimants equals or exceeds five hundred thousand dollars ($500,000) (the "Threshold") in which case, the Indemnifying Party shall be liable for losses from the first dollar of such loss.

          (2)   An Indemnifying Party's aggregate liability to Claimants under this Article XII for Claimant losses shall not exceed the lesser of (i) the aggregate amount of such losses asserted against such Indemnifying Party and (ii) five million dollars ($5,000,000).

        (e)   Except as provided in Section 13.10, the indemnity provided in this Article XII shall be the sole and exclusive remedy of any Claimant against an Indemnifying Party at law or equity for any matter covered by this Article XII.

        (f)    In no event shall an Indemnifying Party be liable to any Claimant for special, indirect, incidental, consequential or punitive damages.

        (g)   The provisions of this Article XII are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party.

ARTICLE XIII
MISCELLANEOUS

        Section 13.1    Survival.    All statements contained in this Agreement or the Schedules annexed hereto by either Tech or the Stockholders or any document or certificate delivered to the other party by or on behalf of the other party pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder. Prior to the Closing Date, either party may terminate this Agreement on account of a material inaccuracy in the representations or a material breach of the warranties, covenants and agreements made by the other party in this agreement, but termination shall be the exclusive remedy on account of any such inaccuracy or breach. Except for Sections 7.4, 7.5, 9.1 and 9.2 and this Article XIII (which Sections 9.1 and 9.2 and Article XIII shall survive indefinitely), all representations, warranties, covenants and agreements of the Stockholders hereunder shall survive for a period of one year from the Closing Date. Sections 7.4 and 7.5 shall survive until consummation of an underwritten public offering of equity securities of Tech registered under the Securities Act. Except for Sections 8.3(g), 9.1 and 9.2 and this Article XIII (which shall survive indefinitely), all representations, warranties, covenants and agreements of Tech hereunder shall survive for a period of one year from the Closing Date, except that in the case of Sections 8.3(a), 8.3(d), 8.3(e) and 8.3(f) all covenants and agreements shall survive for the period specified in such sections.

        Section 13.2    Notices.    Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid:

    to Tech:

    Kiryat Atidim
    Tel Aviv, Israel
    Attention: Raviv Zoller

    with a copy to:

    Olshan Grundman Frome Rosenzweig & Wolosky LLP
    505 Park Avenue
    New York, New York 10022
    Attention: Steven Wolosky, Esq.

    to the Stockholders:
    c/o Ben Tandowski
    3 University Plaza
    Suite 600
    Hackensack, NJ 07601

    with a copy to:

    Hogan & Hartson LLP
    551 Fifth Avenue
    New York, NY 10176
    Attention: David L. Kovacs, Esq.

        Section 13.3    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the Stockholders and Tech and their respective successors, assigns, heirs and legal representatives. This Agreement shall not be assignable by any party without the prior written consent of the other party hereto.

        Section 13.4    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns, and the persons entitled to indemnification as provided in Article XII.

        Section 13.5    Governing Law.    This Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

        Section 13.6    Consent to Jurisdiction.    Each party hereto hereby irrevocably submits to the exclusive personal and subject matter jurisdiction of the United States District Court for the Southern District of New York and any court of the State of New York located in New York City over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, (a) the right to trial by jury; (b) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; and (c) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of process may be effected on it by the means by which notices are to be given pursuant to this Agreement. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

        Section 13.7    Entire Agreement; Amendments and Waivers; Actions.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Tech, on the one hand, and Tandowski, on behalf of the Stockholders, on the other hand. Any amendment or waiver effected in accordance with this Section 13.7 shall be binding upon each Stockholder and Tech. Any action required or permitted to be taken by the Stockholders under this Agreement may be taken by Tandowski, on behalf of all Stockholders, and any action so taken shall be binding on all Stockholders.

        Section 13.8    Severability.    In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

        Section 13.9    Counterparts.    This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

        Section 13.10    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise reached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity as provided herein.

[Signatures appear on the following page.]

[Signature Page to Securities Exchange Agreement]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NESS TECHNOLOGIES, INC.
By	/s/ Raviv Zoller Name: Raviv Zoller Title: President and Chief Executive Officer
/s/ Ben Tandowski Ben Tandowski
/s/ Nathan Schleifer Nathan Schleifer
/s/ David Jaroslawicz David Jaroslawicz
/s/ Andrew Wright Andrew Wright
/s/ Thomas W. Genega Thomas W. Genega
/s/ Stephen Emmerich Stephen Emmerich
/s/ Joseph C. Fung Joseph C. Fung
/s/ Kenneth M. Harney Kenneth M. Harney
/s/ Chris P. Kartchner Chris P. Kartchner

[Signature Page to Securities Exchange Agreement]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ David I. Kubersky David I. Kubersky
/s/ Irene Math Irene Math
/s/ Mitchell Mond Mitchell Mond
/s/ Jeanne M. O'Byrne Jeanne M. O'Byrne
/s/ Russell S. Perlman Russell S. Perlman
/s/ Martin R. Schuchman Martin R. Schuchman
/s/ Douglas J. Stock Douglas J. Stock

Schedule A
to
Securities Exchange Agreement

    Ben Tandowski

    Nathan Schleifer

    David Jaroslawicz

    Andrew Wright

    Thomas W. Genega

    Stephen Emmerich

    Joseph C. Fung

    Kenneth M. Harney

    Chris P. Kartchner

    David I. Kubersky

    Irene Math

    Mitchell Mond

    Jeanne M. O'Byrne

    Russell S. Perlman

    Martin R. Schuchman

    Douglas J. Stock

QuickLinks

  Exhibit 10.33
SECURITIES EXCHANGE AGREEMENT by and among NESS TECHNOLOGIES, INC. and the persons listed on Schedule A hereto dated as of December 27, 2002
TABLE OF CONTENTS
SECURITIES EXCHANGE AGREEMENT
RECITALS
ARTICLE I TRANSFER OF USA SHARES
ARTICLE II ISSUANCE OF TECH SHARES
ARTICLE III DEFINITIONS
ARTICLE IV CLOSING
ARTICLE V [RESERVED]
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF TECH
Schedule A to Securities Exchange Agreement